Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Wally Petersen 312-220-4186 wally.petersen@bcom3group.com Cheri Carpenter 312-220-6218 cheri.carpenter@bcom3group.com

BCOM3 SHAREHOLDERS VOTE TO MERGE WITH PUBLICIS GROUPE;

DENTSU TO TAKE 15 PERCENT STAKE IN NEW COMPANY

CHICAGO, Sept. 20, 2002 — At a Bcom3 Group shareholder meeting held in Chicago this morning, the results of a special vote to merge Chicago-based, privately held Bcom3 with Paris-based Publicis Groupe SA were announced. By an overwhelming margin, the merger was approved. Official closing procedures will begin today and be finalized no later than Sept. 25.

“I am pleased that more than 90 percent of our shareholders participated in the vote, with more than 95 percent of them in favor of this merger,” said Roger Haupt, the chairman and CEO of Bcom3 Group who will become president and chief operating officer of the new Publicis Groupe upon closing of the deal. “The new organization will have the necessary scale and resources to more effectively compete in today’s global marketplace. On its own, Bcom3 held a strong position in The Americas and Asia-Pacific, while Publicis Groupe has an enviable presence in Europe. Importantly, Dentsu’s participation in this new venture, by virtue of its dominance in Japan and Asia, will enable us to offer clients a unique multicultural view of the world that no other holding company can match.”

“This is a great day for clients, shareholders and employees of the Publicis Groupe,” said Maurice Levy, who will continue as chairman & chief executive officer of the Groupe that now has combined 2001 worldwide gross income of $4.77 billion. “The world-class agency brands under the Bcom3 umbrella share our commitment to creative excellence and they deliver brand-building results to some of the world’s most successful and demanding marketers. When you consider our exclusive partnership with Dentsu, Publicis Groupe is well-positioned to offer cross-border advertising, media and marketing services solutions to a much broader range of multinational and local clients.”

“It gives me great pleasure to congratulate Bcom3 shareholders on their decision to unite with Publicis in a new global partnership,” said Yutaka Narita, chairman & chief executive officer of Dentsu Inc. “Dentsu has forged a solid relationship with Bcom3 over the past two and a half years, and we will carry our strong ties forth into our relationship with Publicis Groupe S.A.”

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About Publicis Groupe
Publicis Groupe SA (Euronext Paris: 13057, NYSE: PUB) will be the world's fourth largest communications group (Ad Age ranking, April 2002) following the merger with Bcom3, with operations in 109 countries on five continents.

The Groupe's activities include advertising, marketing services and specialized communications, including public relations, corporate and financial communications, ethnic communications and healthcare communications. Publicis Groupe also is ranked first worldwide in media consultancy and buying. This comprehensive range of services is made available to clients through the autonomous worldwide advertising networks of Publicis, Saatchi & Saatchi, Leo Burnett, D’Arcy, and Fallon, and its consultancy and media buying networks: The Zenith Optimedia Group and Starcom MediaVest Group.

With a staff of approximately 20,000, Publicis Groupe SA reported (before the acquisition of Bcom3) year 2001 billings of EUR 16.7 billion, revenues of EUR 2.43 billion and net income of EUR 151 million.

For its part, Bcom3, with more than 18,000 employees, reported worldwide revenue of $1,917.3 million in 2001 on global billings of $21.9 billion. Its net income for the year was $26.1 million.

About Dentsu Inc.
Dentsu Inc., founded in 1901, is the largest advertising agency brand and the fifth largest marketing and communications organization in the world (Ad Age ranking, April 2002). Based in Tokyo, Dentsu offers national, multinational and global clients the most comprehensive range of advertising and marketing services through its unique "Total Communications Services" approach. Dentsu has pioneered and set global standards for integrated communications, which in latter years have been adopted by a number of major international networks. The group has more than 6,000 clients and more than 12,100 full-time employees in Japan and in its overseas offices. Total billings for FY 2001 were recorded at 1,789.4 billion yen. Dentsu is publicly traded on the Tokyo Stock Exchange.

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Forward Looking Information
This document contains certain “forward-looking statements” within the meaning of the provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimated,” “pro forma,” and “intend” or future or conditional verbs such as “will,” “would,” or “may.”  The factors that could cause actual results to differ materially from expected results include, but are not limited to, the factors set forth in Publicis’s and Bcom3’s filings with the Securities and Exchange Commission (SEC), delays in completing the merger, difficulties in integrating the Bcom3 companies with the Publicis divisions, changes in general economic conditions that may adversely affect the businesses in which Publicis and Bcom3 are engaged and changes in the securities markets.  Readers are referred to Publicis’s and Bcom3’s most recent reports filed with the SEC.